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                                  EXHIBIT 2.3





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                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT
                   BY AND AMONG IPARTY RETAIL STORES CORP., AS
               PURCHASER, AND THE BIG PARTY CORPORATION, AS SELLER


            Amendment No. 2, dated as of the __ day of August, 2000, by and between The Big Party Corporation, debtor and debtor in possession, as seller ("Seller"), and iParty Retail Stores Corp. (fka as iParty Retail Store Corp.), as purchaser ("Purchaser"), to the Asset Purchase Agreement, dated August 2, 2000, as amended (the "Agreement").

      Subject in all respects to the terms and provisions set forth herein, the Agreement is hereby modified and amended as follows:

      1. Definitions. The definition of Permitted Designee is hereby deleted in its entirety.

      2. Section 2.1(f). The reference to "Section 2.3(j) under Section 2.1(f) is hereby changed to "Section 2.3(i)."

      3. Section 6.2(g). Section 6.2(g) of the Agreement shall be amended to redact the following words: "Immediately following Closing, Seller shall change its corporate name to a name that does not include the words "Big Party," and shall discontinue use of the name "Big Party" in connection with all of its ongoing operations and activities." and substitute in its place the following:

                  "Promptly following Closing, Seller shall change its corporate name to a name that does not include the words "Big Party," and shall discontinue use of the name "Big Party" in connection with all of its ongoing operations and activities; provided, however, notwithstanding anything in this Section 6.2(g) to the contrary, Seller (and/or its agent, Hilco Trading Co., Inc. and The Ozer Group, LLC ("Agent")) may continue to use the name "Big Party" solely in connection with those certain store closing sales being conducted by Seller and Agent in certain of Seller's retail store locations not being acquired by Purchaser hereunder, which sales are being conducted in accordance with the terms of that certain Agency Agreement, dated as of August 8, 2000, by and between Seller, as merchant, and Agent, as agent."


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      4 Section 11.9. Subsection 11.9(i) is hereby deleted in its entirety.
Subsection "(ii)" under Section 11.9 is hereby changed to "(i)."


            Except as expressly modified hereby, all other provisions, terms and conditions of the Agreement remain in full force and effect.

            This Amendment is entered into as of the date first written above by the parties' signatory below.

                                    iPARTY RETAIL STORES CORP.,
                                    As Purchaser

                                    By:     /s/ Sal Perisano
                                          ------------------------
                                          Name: Sal Perisano
                                          Its: Chief Executive Officer


                                    THE BIG PARTY CORPORATION,
                                    Debtor and Debtor in Possession,
                                    As Seller


                                    By:     /s/ Robert Trabucco
                                          ------------------------
                                          Name: Robert Trabucco
                                          Its: Chief Executive Officer




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